FAX (713) 651-0849

1100 LOUISIANA SUITE 3800	HOUSTON, TX 77002-5218	TELEPHONE (713) 651-9191

Exhibit 23.1 ----- Consent of Ryder Scott Company, L.P.

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to: (i) the use in the Form 10-Q of Hyperdynamics Corporation, a Delaware corporation (the "Company") of information contained in our reserve report letter relating to the reserves and revenue, as of February 28, 2008, of certain interests held by HYD Resources Corporation, a subsidiary of the Company; (ii) all references to such reserve report letter and/or to this firm in the Form 10-Q; (iii) our being named as an expert in the Form 10-Q; and (iv) the incorporation of this consent into Form 10-Q.

Ryder Scott Company, L.P.

Houston, Texas
May 15, 2008

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 358	TEL (403) 262-2799	FAX (403) 262-2790
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